Exhibit 17.1

From:	Joseph Hudak <josephhudaklaw@gmail.com>
Sent:	Thursday, September 7, 2017 4:27 PM
To:	Goldstein, Michael; Richard Hersperger
Subject:	Resignation of Richard G. Hersperger

Dear Mr. Goldstein:

I represent Richard G. Hersperger.

Please accept this email as Mr. Hersperger’s resignation from the Board of Directors of Authentidate Holding Corporation / Aeon Global Health, effective immediately.

Mr. Hersperger intends to commence litigation against Authentidate Holding Corporation / Aeon Global Health forthwith. Please call me if you would like to discuss a possible resolution.

Thank you,
Joseph E. Hudak, Esquire
505 Court Place
Pittsburgh, PA 15219
(412)867-8119

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From:	Joseph Hudak <josephhudaklaw@gmail.com>
Sent:	Thursday, September 7, 2017 4:45 PM
To:	Goldstein, Michael; Richard Hersperger
Subject:	Re: Resignation of Richard G. Hersperger

Dear Mr. Goldstein:

As a follow-up to my earlier email of today, please note that Mr. Hersperger will provide a formal letter of resignation within seven (7) days. The resignation, however, is effective immediately as set forth in my email.

Thank you,
Joseph E. Hudak, Esquire
505 Court Place
Pittsburgh, PA 15219
(412)867-8119

On Thu, Sep 7, 2017 at 4:27 PM, Joseph Hudak <josephhudaklaw@gmail.com> wrote:

Dear Mr. Goldstein:

I represent Richard G. Hersperger.

Please accept this email as Mr. Hersperger’s resignation from the Board of Directors of Authentidate Holding Corporation / Aeon Global Health, effective immediately.

Mr. Hersperger intends to commence litigation against Authentidate Holding Corporation / Aeon Global Health forthwith. Please call me if you would like to discuss a possible resolution.

Thank you,
Joseph E. Hudak, Esquire
505 Court Place
Pittsburgh, PA 15219
(412)867-8119

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From:	Richard Hersperger <rghersperger@gmail.com>
Sent:	Thursday, September 7, 2017 8:41 PM
To:	Goldstein, Michael
Cc:	Sonny Roshan | Aeon Clinical Laboratories (sroshan@aeonglobalhealth.com); Marc Horowitz; Charles Lucas; Charles Lucas; Mustafa Chagani; Varinder Rathore
Subject:	Letter of Resignation
Attachments:	RGH Letter of Resignation .pdf

Michael,

Please see the attached “draft letter” of resignation. We will be cleaning up some language and supplementing it with the exhibits within the required time period. Mr. Hudak misunderstood my instructions and did not attach the letter. I want the reason for my resignation to be crystal clear.

Regards,

Richard

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